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                                 EXHIBIT 99.01

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                    [LOGO OF EVERGREEN GROUP APPEARS HERE]


     February 19, 1999

     Mr. Seth Patterson, Executive Vice President
     KFx, Inc.
     1999 Broadway, Suite 3200
     Denver, Colorado

     Dear Seth,

     This report is to convey to KFx the results of my valuation analysis of two companies, Net Power Solutions, LLC, and Pegasus Technologies, Limited, both of which are controlled by KFx. The purpose of the analysis is to provide objective valuation information in connection with various potential transactions, including a merger of the two entities and raising capital to fund growth and acquisitions.

     Background Assumptions
     ----------------------

     The two companies work together to develop and market software which optimizes the operations of electric utility companies' coal-fired boilers (used to generate steam for electricity). Pegasus, which is located in Cleveland, Ohio, was founded in 1986. The Pegasus team of engineers have significant technical expertise in coal-fired boilers and developed and sold the software products to increase the efficiency of the boilers thus reducing emissions and increasing power. KFx purchased its ownership in Pegasus in March, 1998. Pegasus' current ownership is as follows:

          KFx                       60%
          Radl Group (management)   25%
          Computer Associates       15%

     Net Power Solutions (NPS), located in Denver, was started by KFx in 1998 to provide a marketing and installation services organization for the Pegasus software. NPS has a new management team with significant sales and marketing experience and a newly hired sales force. KFx owns 100% of the NPS equity. NPS was formed primarily to accelerate the development of a sales and marketing organization for Pegasus in view of certain expected limitations on the

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     ability of Pegasus to raise capital. As a practical matter, however, at least through approximately the end of 1998, NPS used financial resources that were available to Pegasus. Accordingly, the results of our valuation, as summarized in this report combine the activities of NPS and Pegasus, as contemplated in your business plan.

     The basis for this valuation was the five-year projections that have been developed by Pegasus and NPS management. The detailed projections are available from the Company. A number of the assumptions that were used to develop the five year projections are important to an understanding of the resulting values. The most important of these assumptions are listed below:

1. Software sales are projected to increase at an aggressive, although plausible, growth rate. The data available from industry reports backs up management's projections in terms of size of market and number of customers. An independent research study was recently completed by Resource Data International, Inc interviewing the existing customers which are operating their facilities with Pegasus software. Results show that customers are generally pleased with the results of the product.

2. Pricing of the software is projected to increase substantially after a new version of the product is complete in mid 1999. In addition, as a result of the new version, the installation costs and related time are expected to decrease substantially. Both of these assumptions may prove to be aggressive but appear plausible in view of the benefits NeuSIGHT software provides utilities (documented in the Resource Data International study, completed in December, 1998) and various efforts underway to reduce implementation costs.

3. Software license fees are assumed to be recognized as revenue at the time the license is granted with the related installation service revenue recognized over the course of the installation on a percentage of completion basis. Until changes in certain business practices are completed, under generally accepted accounting principles (GAAP), the company may be prevented from recognizing license revenue at the time of license grant. Nevertheless, assuming all other license agreement terms are as assumed (principally that license fees are paid at time of license grant), cash flows, and therefore company valuation under a discounted cash flow method, would be unaffected.

4. Installations will be split between NPS/Pegasus personnel and Science Applications International Corporation (SAIC) in accordance with the terms of an agreement being negotiated with SAIC. All existing installations (approximately 20) have been done by Pegasus personnel.

5. A discount rate of 50% is used to calculate the present value of the cash flow stream which is a rate that would be used in valuing an equity investment in a similar business risk. Once most of the key assumptions discussed above have been demonstrated, a lower discount rate of 30% would be justified to calculate the value of the company.

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6.   No terminal value is calculated at the end of the five year projections.
     The valuation that is attributed to a high growth software business in the current public market is very high. Adding this higher number to the analysis creates a very large number that may distract from the real value of the business today and near term and did not appear realistic given the number of unproven assumptions. After achieving performance reasonably consistent with these projections for 1-3 years, inclusion of a terminal value approximating five times earnings before tax of the last year of a five year projection would be appropriate. A discount factor of 30% would be applied to the projected pretax earnings each year and the terminal value.

     Analysis and Conclusions
     ------------------------

     A significant amount of information was reviewed in developing this valuation report. Detailed financial projections from Company management were used as the basis for developing the five year projections of cash flow for the two companies. Industry reports by BancBoston/Robertson Stephens and Resource Data International, Inc. provided helpful background information to confirm the size and growth in the utility market. A quote from the BancBoston/Robertson Stephens report on deregulation in the Utility Industry sums up their position, "we believe investors should focus, not on utilities, but on the new entrants and on companies that will bring new technologies and services to the market." NPS and Pegasus are aimed at exactly this market.

     There are assumptions in the five year projections that have yet to be proven such as increased pricing of the product and the aggressive increase in sales volumes. However, significant financial resources have been spent to hire and train four new salespeople and complete new marketing material. The uncertainty of these assumptions is the reason that the companies, whether combined or separate, will not be accorded the premiums of companies in the public market. The Venture Capital Industry would be a typical source for equity financing if the two organizations are merged.

     Using the projections developed by management, the current estimated value of NPS/Pegasus is $14,106,000, using a discount rate of 50% on projected five year pretax earnings.

     There are other valuation methods that might provide different conclusions and utilizing different assumptions might result in different conclusions from this report, although the discounted cash flow method is one of the most commonly used methods. We believe that this analysis and valuation fairly estimates the value of NPS/Pegasus today. Of course the actual results of these businesses will certainly differ from these projections and the variances may be material. Appendix A to this report summarizes our qualifications and relevant professional assignments. We understand that this analysis may be included in reports filed with the Securities and Exchange Commission.

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     Please contact me if you have any questions regarding this report or the assumptions contained in it and the conclusions. We appreciate working with you and your staff and look forward to talking with you in the near future.

     Sincerely,

     /s/ Jon P. Jung

     Jon P. Jung

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